Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Operating Officer John Vandemore Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum Addo Investor Relations (310) 829-5400
Press:	Jennifer Clay Vice President, Corporate Communications SKECHERS USA, Inc. (310) 318-3100

SKECHERS ANNOUNCES RECORD FOURTH QUARTER SALES OF $1.33 BILLION AND RECORD ANNUAL SALES OF $5.22 BILLION IN 2019

MANHATTAN BEACH, CA. – February 6, 2020 – SKECHERS USA, Inc. (NYSE:SKX), a global footwear leader, today announced financial results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter Highlights

•	Record quarterly sales of $1.33 billion, an increase of 23.1 percent
•	Diluted earnings per share of $0.39, an increase of 25.8 percent
•	International sales increased 31.2 percent, or 32.3 percent on a constant currency basis
•	Domestic sales increased 13.0 percent, including an increase of 10.4 percent in domestic wholesale
•	Comparable same store sales increased 9.9 percent, including increases of 10.3 percent domestically and 8.8 percent internationally
•	International sales represented a record 59.3 percent of sales

“2019 was a remarkable year for Skechers as we achieved four quarters of record sales, culminating in annual sales of over $5.2 billion—a significant milestone,” stated Robert Greenberg, chief executive officer of Skechers. “Our mission, as always, is to deliver style, comfort and innovation to the world. Our continued growth along with the 27 product and brand awards we received in 2019 are evidence that we accomplished our goal. 2019 was also the year we saw the resurgence of chunky sneakers—and as an originator in this category, we became a go-to source around the world. We also continued to grow our men’s business, introduced the next generations of our walk, run and golf shoes, and expanded the popular BOBS from Skechers line, helping save the lives of over 345,000 shelter pets in the United States in 2019 alone. We drove recognition of our brand with comprehensive campaigns that included football greats Tony Romo and Howie Long for men, animated commercials for kids, music video style fashion street commercials, and marketing support that highlighted comfort and innovative features of our collections. Our efforts in 2019 resulted in Skechers receiving two 2019 Plus Awards: Company of the Year and Children’s Excellence in Design from industry trade publication Footwear Plus.”

Mr. Greenberg continued: “We are deeply concerned by the health crisis in China, and for the well-being of our employees, partners, vendors and consumers in the region. We continue to monitor this situation and its potential disruption to our global business. The Skechers brand is strong in China, and we remain confident in our long-term prospects in the country.”

“The fourth quarter represented a new annual sales record and the second highest sales quarter in our history, both significant achievements for our brand,” began David Weinberg, chief operating officer of Skechers. “The growth of 23.1 percent in the fourth quarter was due to increases of 31.2 percent in our international sales and 13.0 percent in our domestic sales, with every region growing by double digits and international now representing 59.3 percent of our total business for the quarter. With comparable same store increases of 9.9 percent, including 10.3 percent in the domestic market, our direct-to-consumer channel continues to be a barometer for the strength of our brand. In the quarter, we opened a net 21 wholly owned Skechers stores, and 219 third-party stores, bringing our total Skechers store count to 3,547 worldwide. We have the infrastructure and inventory in place to meet the near-term demand for our brand, and we will continue to invest in our global operations.”

Fourth Quarter 2019 Financial Results

  ($ in millions, except per share data)

	Three months ended
	December 31,		Change
	2019	2018	$	%
Sales	$1,330.7	$1,080.8	$249.9	23.1%
Gross Profit	637.7	515.7	122.0	23.7%
Gross Margin	47.9%	47.7%
SG&A Expenses	548.3	436.8	111.5	25.5%
As a % of Sales	41.2%	40.4%
Earnings from Operations	94.1	83.7	10.4	12.4%
Operating Margin	7.1%	7.7%
Net Earnings	59.5	47.4	12.1	25.5%
Diluted Earnings per Share	$0.39	$0.31	$0.08	25.8%

Sales grew 23.1 percent as a result of a 31.2 percent increase in the Company’s international business, or 32.3 percent on a constant currency basis, and a 13.0 percent increase in its domestic business. On a constant currency basis, the Company’s total sales increased 23.8 percent. By segments, the Company’s international wholesale business increased 32.8 percent, its Company-owned direct-to-consumer business increased 19.4 percent, and the Company’s domestic wholesale business increased 10.4 percent. Comparable same store sales in Company-owned stores and e-commerce increased 9.9 percent, including 10.3 percent in the United States and 8.8 percent internationally.

Gross margins increased by 20 basis points as a result of improved average selling price per unit, partially offset by an increase in the average cost per unit driven, in part, by higher duties in its domestic wholesale business.

SG&A expenses increased 25.5 percent in the quarter and were modestly higher as a percentage of sales. Selling expenses increased by $26.8 million primarily due to higher advertising expenditures. General and administrative expenses increased by $84.7 million and remained flat as a percentage of sales. The increase is primarily reflective of additional spending of $32.7 million associated with its direct-to-consumer business and 47 net additional Company-owned Skechers stores, including 21 that opened in the fourth quarter, and $28.2 million to support the growth of its joint venture business, including in China and the addition of operations in Mexico.

Earnings from operations increased $10.4 million, or 12.4 percent, to $94.1 million.

Net earnings were $59.5 million and diluted earnings per share were $0.39.

In the fourth quarter, the Company’s effective income tax rate was 14.0 percent.

Year Ended 2019 Financial Results

  ($ in millions, except per share data)

	Years ended
	December 31,		Change
	2019	2018	$	%
Sales	$5,220.1	$4,642.1	$578.0	12.5%
Gross profit	2,491.2	2,223.6	267.6	12.0%
Gross Margin	47.7%	47.9%
SG&A Expenses	1,995.2	1,806.4	188.8	10.5%
As a % of Sales	38.2%	38.9%
Earnings from Operations	518.4	437.8	80.6	18.4%
Operating Margin	9.9%	9.4%
Net Earnings	346.6	301.0	45.6	15.1%
Diluted Earnings per Share	$2.25	$1.92	$0.33	17.2%

For the full year, sales grew 12.5 percent, the result of a 20.2 percent increase in the Company’s international business, or 24.3 percent on a constant currency basis, and a 3.3 percent increase in its domestic business.

Gross margins decreased slightly as a result of promotional efforts to clear seasonal inventory during the year and an increase in the average cost per unit in select international markets, partially offset by an increase in the average selling price in the Company’s direct-to-consumer business.

For the full-year period, SG&A expenses increased by 10.5 percent or $188.8 million. Selling expenses decreased as a percentage of sales but increased by $19.5 million. General and administrative expenses increased $169.3 million but improved as a percentage of sales. The increase is mainly due to 47 additional Company-owned stores and investments to grow its operations internationally.

Earnings from operations increased $80.6 million, or 18.4 percent, to $518.4 million.

Net earnings were $346.6 million and diluted earnings per share were $2.25.

Balance Sheet

At year-end, cash, cash equivalents and investments totaled $1.03 billion, a decrease of $34.5 million, or 3.2 percent from December 31, 2018. The decrease in cash as compared to December 31, 2018 is mainly attributable to investments the Company made to acquire the minority interest in its India joint venture and to form a new joint venture in Mexico.

Total inventory, including inventory in transit, was $1.07 billion, a $206.6 million increase from December 31, 2018. The majority of the year-over-year inventory increase is to support growth in its international wholesale business and expansion of its direct-to-consumer business globally.

Working capital was $1.58 billion, a $40.5 million decrease over December 31, 2018, partially attributable to the inclusion of current operating lease liabilities totaling $191.1 million arising from the adoption of ASU 842 as of January 2019.

“Skechers record setting fourth quarter and full year 2019 results reflect the strength of our brand, product offerings and global execution capabilities,” said John Vandemore, chief financial officer of Skechers. “We continue to make investments globally to build on those strengths and to support our strategy to expand internationally and to deepen our direct to consumer relationships in store and online.”

Outlook

For the first quarter of 2020, the Company believes it will achieve sales in the range of $1.400 billion to $1.425 billion, and diluted earnings per share of $0.70 to $0.75. This guidance reflects continued growth in each of the Company’s three reportable segments, and a full-year effective tax rate of 16 to 18 percent. It also incorporates an initial estimate of the impact to the Company of current events in China, including a significant number of temporary store closures and below average comparable store sales. This estimate could materially change if the situation in China worsens considerably and effects the Company’s business outside of China or its supply chain.

Store Count

	Number of Store Locations as of			Number of Store Locations as of
	September 30, 2019	Opened	Closed	December 31, 2019
Company-owned domestic stores	488	9	-	497
Company-owned international stores	291	12	-	303
Joint-venture stores	318	41	(5)	354
Distributor, licensee and franchise stores	2,210	218	(35)	2,393
Total Skechers stores	3,307	280	(40)	3,547

Fourth Quarter and Full-Year 2019 Conference Call

The Company will host a conference call today at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss its fourth quarter and full year 2019 financial results. The call can be accessed on the Investor Relations section of the Company’s website at investors.skechers.com. For those unable to participate during the live broadcast, a replay will be available beginning February 6,

2020 at 7:30 p.m. ET, through February 20, 2020, at 11:59 p.m. ET. To access the replay, dial 844-512-2921 (U.S.) or 412-317-6671 (International) and use passcode: 13698318.

About SKECHERS USA, Inc.

Based in Manhattan Beach, California, Skechers designs, develops and markets a diverse range of lifestyle footwear for men, women and children, as well as performance footwear for men and women. Skechers footwear is available in the United States and over 170 countries and territories worldwide via department and specialty stores, more than 3,547 Skechers Company-owned and third-party-owned retail stores, and the Company’s e-commerce websites. The Company manages its international business through a network of global distributors, joint venture partners in Asia, Israel and Mexico, and wholly-owned subsidiaries in Canada, Japan, India, and throughout Europe and Latin America. For more information, please visit about.skechers.com and follow us on Facebook, Instagram, and Twitter.

Reference in this press release to “Sales” refers to Skechers’ net sales reported under generally accepted accounting principles in the United States. This announcement also contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, Skechers’ future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion, opening of new stores and additional expenditures, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international economic, political and market conditions including the challenging consumer retail markets in the United States; the disruption of business and operations due to the coronavirus; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers, especially in the highly competitive performance footwear market; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in Skechers’ annual report on Form 10-K for the year ended December 31, 2018, and its quarterly report on Form 10-Q for the three months ended September 30, 2019. The risks included here are not exhaustive. Skechers operates in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

SKECHERS U.S.A., INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$824,876	$872,237
Short-term investments	112,037	100,029
Trade accounts receivable, net	645,303	501,913
Other receivables	53,932	55,683
Total receivables	699,235	557,596
Inventories	1,069,863	863,260
Prepaid expenses and other current assets	113,580	79,018
Total current assets	2,819,591	2,472,140
Property, plant and equipment, net	738,925	585,457
Operating lease right-of-use assets	1,073,660	—
Deferred tax assets	49,088	39,431
Long-term investments	94,589	93,745
Other assets, net	117,090	37,482
Total non-current assets	2,073,352	756,115
TOTAL ASSETS	$4,892,943	$3,228,255
LIABILITIES AND EQUITY
Current liabilities:
Current installments of long-term borrowings	$66,234	$1,666
Short-term borrowings	5,789	7,222
Accounts payable	764,844	679,553
Operating lease liabilities	191,129	—
Accrued expenses	210,235	161,781
Total current liabilities	1,238,231	850,222
Long-term borrowings, excluding current installments	49,183	88,119
Long-term operating lease liabilities	966,011	—
Deferred tax liabilities	322	451
Other long-term liabilities	103,089	100,188
Total non-current liabilities	1,118,605	188,758
Total liabilities	2,356,836	1,038,980
Stockholders’ equity:
Skechers U.S.A., Inc. equity	2,314,665	2,034,958
Non-controlling interests	221,442	154,317
Total stockholders' equity	2,536,107	2,189,275
TOTAL LIABILITIES AND EQUITY	$4,892,943	$3,228,255

SKECHERS U.S.A., INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net sales	$1,330,732	$1,080,798	$5,220,051	$4,642,068
Cost of sales	692,983	565,119	2,728,894	2,418,463
Gross profit	637,749	515,679	2,491,157	2,223,605
Royalty income	4,666	4,850	22,493	20,582
	642,415	520,529	2,513,650	2,244,187
Operating expenses:
Selling	88,664	61,829	369,901	350,435
General and administrative	459,669	375,003	1,625,306	1,455,987
	548,333	436,832	1,995,207	1,806,422
Earnings from operations	94,082	83,697	518,443	437,765
Other income / (expense):
Interest income	2,282	3,848	11,782	10,128
Interest expense	(2,315)	(2,107)	(7,509)	(5,847)
Other, net	1,917	(3,243)	(6,711)	(10,162)
Total other income / (expense)	1,884	(1,502)	(2,438)	(5,881)
Earnings before income tax expense	95,966	82,195	516,005	431,884
Income tax expense	13,465	15,090	88,753	60,611
Net earnings	82,501	67,105	427,252	371,273
Less: Net earnings attributable to non-controlling interests	22,969	19,728	80,692	70,232
Net earnings attributable to Skechers U.S.A., Inc.	$59,532	$47,377	$346,560	$301,041
Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$0.39	$0.31	$2.26	$1.93
Diluted	$0.39	$0.31	$2.25	$1.92
Weighted average shares used in calculating net earnings per share attributable to Skechers U.S.A, Inc.:
Basic	153,379	154,553	153,392	155,815
Diluted	154,630	154,980	154,151	156,450

SKECHERS U.S.A., INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited)

(In thousands)

	Three months ended
	December 31,		Change
	2019	2018	$	%
Net sales:
Domestic wholesale	$295,915	$267,957	$27,958	10.4%
International wholesale	638,418	480,816	157,602	32.8%
Direct-to-consumer	396,399	332,025	64,374	19.4%
Total	$1,330,732	$1,080,798	$249,934	23.1%
Gross profit:
Domestic wholesale	$103,646	$96,174	$7,472	7.8%
International wholesale	296,106	224,403	71,703	32.0%
Direct-to-consumer	237,997	195,102	42,895	22.0%
Total	$637,749	$515,679	$122,070	23.7%
Gross margin percentage:
Domestic wholesale	35.0%	35.9%
International wholesale	46.4%	46.7%
Direct-to-consumer	60.0%	58.8%
Total gross margin percentage	47.9%	47.7%

	Years ended
	December 31,		Change
	2019	2018	$	%
Net sales:
Domestic wholesale	$1,247,550	$1,259,615	$(12,065)	-1.0%
International wholesale	2,462,632	2,054,770	407,862	19.8%
Direct-to-consumer	1,509,869	1,327,683	182,186	13.7%
Total	$5,220,051	$4,642,068	$577,983	12.5%
Gross profit:
Domestic wholesale	$457,944	$468,340	$(10,396)	-2.2%
International wholesale	1,133,573	976,739	156,834	16.1%
Direct-to-consumer	899,640	778,526	121,114	15.6%
Total	$2,491,157	$2,223,605	$267,552	12.0%
Gross margin percentage:
Domestic wholesale	36.7%	37.2%
International wholesale	46.0%	47.5%
Direct-to-consumer	59.6%	58.6%
Total gross margin percentage	47.7%	47.9%

SKECHERS U.S.A., INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES

(Unaudited)

(In thousands, except per share data)

	Three months ended December 31,
	2019			2018	Change
	Reported GAAP Measure	Constant Currency Adjustment (1)	Adjusted for Non-GAAP Measure	Reported GAAP Measure	$	%
Total domestic sales	$541,978	$-	$541,978	$479,458	$62,520	13.0%
Total international sales	788,754	7,019	795,773	601,340	194,433	32.3%
Net sales	$1,330,732	$7,019	$1,337,751	$1,080,798	$256,953	23.8%

	Years Ended December 31,
	2019			2018	Change
	Reported GAAP Measure	Constant Currency Adjustment (1)	Adjusted for Non-GAAP Measure	Reported GAAP Measure	$	%
Total domestic sales	$2,197,391	$-	$2,197,391	$2,128,100	$69,291	3.3%
Total international sales	3,022,660	102,700	3,125,360	2,513,968	611,392	24.3%
Net sales	$5,220,051	$102,700	$5,322,751	$4,642,068	$680,683	14.7%

Constant Currency Adjustment (1)

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of period-over-period fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s performance. We calculate constant currency percentages by converting our current period local currency financial results using the prior-period exchange rates and comparing these adjusted amounts to our prior period reported results.

Certain Non-GAAP Measures

We use the non-GAAP financial measures presented above to evaluate our results of operations, financial condition, liquidity and indebtedness. We believe that these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s operating performance and liquidity. In addition, these non-GAAP measures address questions the company routinely receives from analysts and investors and, in order to assure that all investors have access to similar data the company has determined that it is appropriate to make this data available to all investors. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.